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   As filed with the Securities and Exchange Commission on September 13, 2000

                                                                File No. 1-15137

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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             APPLICATION FOR WITHDRAWAL OF  REGISTRATION STATEMENT

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                                  ORIUS CORP.
             (Exact name of registrant as specified in its charter)


                  Florida                                        65-0894212
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                       Identification No.)

           1401 Forum Way, Suite 400                                 33401
           West Palm Beach, FL 33401                              (Zip Code)
   (Address of Principal Executive Offices)

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     Orius Corp. (the "Company") hereby requests that the Registration Statement on Form 8-A (File No. 1-15137) (the "Registration Statement"), relating to the common stock, par value $.0001 per share (the "Common Stock"), of the Company, be withdrawn, effective immediately. The New York Stock Exchange, pursuant to Rule 12d1-6 under the Securities Exchange Act of 1934, as amended, withdrew its certification prior to the Registration Statement becoming effective. In addition, the Registrant has, pursuant to Rules 477 and 478 of the Securities
Act of 1933, as amended (the "Securities Act"), withdrawn the Registration Statement on Form S-1 (Registration No. 333-79743), relating to the Common
Stock, which was concurrently being registered under the Securities Act.

                                               ORIUS CORP.

                                               By:   /s/ Rosemarie Mulholland
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                                                     Rosemarie Mulholland
                                                     Secretary and Treasurer